Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2014, with respect to the consolidated balance sheet of Matador Resources Company as of December 31, 2013 (not presented herein), and the related consolidated statement of operations, changes in shareholders’ equity, and cash flows for the year then ended included in the Annual Report of Matador Resources Company on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Matador Resources Company on Forms S-3 (File No. 333-196178 and File No. 333-187808) and on Forms S-8 (File No. 333-204868 and File No. 333-180641).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 29, 2016